Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 23, 2013

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD EARNINGS AND NET SALES

PRYOR, OKLAHOMA (October 23, 2013) – Orchids Paper Products Company (NYSE MKT: TIS) today reported third quarter 2013 financial results.

Executive Summary:

•	Established a new quarterly record for EBITDA of $6.9 million.
•	Established a new quarterly record for both total net sales and converted product net sales of $29.8 million and $28.2 million, respectively.
•	Converted product shipments were 2,096,000 cases, exceeding the record set in the second quarter of 2013 of 2,080,000.
•	Third quarter 2013 net income was $3.7 million, an increase of $1.4 million, or 60%, compared with $2.3 million of net income in the same period of 2012.
•	Diluted net income per share for the third quarter 2013 was $0.47 per diluted share compared with $0.29 per diluted share in the same period in 2012.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “In the third quarter of 2013, we delivered another strong quarter and established new quarterly records for total net sales, converted product net sales and EBITDA. The strong sales performance coupled with good cost controls and lower fiber prices helped drive our record profits. Our converted product business momentum has continued to build with shipments achieving a record level during the third quarter.”

Mr. Snyder added, “We anticipate growth in our converted product business due to our ability to manufacture a full spectrum of quality grades from opening price point to premium tier, which enhances our ability to grow our sales beyond market growth rates. Shipment volumes in the fourth quarter of this year are expected to slightly exceed those achieved in the third quarter. As a result, our full year shipments are expected to exceed 2012 levels by approximately 17%. We have established a strong base of business for the coming year and continue to work on new business for 2014.”

Three-month period ended September 30, 2013

Net sales in the quarter ended September 30, 2013 were $29.8 million, an increase of $4.0 million, or 15%, compared to $25.8 million in the same period of 2012. Net sales of converted product were $28.2 million in the 2013 quarter, favorable by $5.4 million, or 24%, compared to the $22.8 million of net sales in the same quarter last year. Net sales of parent rolls decreased to $1.6 million in the third quarter of 2013 compared with $3.0 million in the same quarter last year. The increase in converted product sales resulted from a 24% increase in converted product tonnage shipped. The increase in shipments was primarily due to new product sales in the mid- and premium tier markets.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended September 30, 2013 was $6.9 million, an increase of $1.6 million, or 30%, compared to $5.3 million in the same period in the prior year. As a percent of net sales, EBITDA was 23.3% in the 2013 quarter compared with 20.6% in the 2012 quarter.

Gross profit for the third quarter of 2013 was $7.1 million, an increase of $1.7 million, or 32%, when compared with a gross profit of $5.4 million in the prior year quarter. Gross profit as a percent of net sales was 24.0% in the third quarter of 2013 compared to 20.9% for the same period in 2012. As a percent of net sales, gross profit increased primarily due to a higher percentage of converted product sales, lower fiber prices and lower paper manufacturing costs being partially offset by external warehousing costs and the costs associated with the purchase of external parent rolls, which exceeds the cost of parent rolls produced internally, for consumption in the converting operation.

Fiber costs in the third quarter of 2013 were lower than the costs incurred in the same quarter of 2012, resulting in a reduction in cost of sales of approximately $570,000. Overhead costs in the paper manufacturing area in the third quarter of 2013 were approximately $530,000 lower than the prior year costs primarily due to lower maintenance and repair costs.

Selling, general and administrative expenses in the third quarter of 2013 totaled $2.1 million, an increase of $93,000 or 5%, compared to the same period in the prior year. The increase was primarily due to higher sales commissions due to higher converted product sales. Selling, general and administrative expenses as a percent of net sales in the 2013 quarter were 7.1% compared to 7.9% for the prior year quarter.

Interest expense for the third quarter of 2013 totaled $92,000 compared to interest expense of $99,000 in the same period in 2012. The lower level of interest expense resulted from lower amounts outstanding under the Company’s credit facility.

As of September 30, 2013, the effective tax rate for the full year is estimated to be 26.2%, which includes the 1.3% favorable effect of an Indian employment tax credit (“IEC”) for 2012 that was recognized in the first quarter of 2013. This estimate compares favorably to the 28.4% effective tax rate (including the IEC) estimated as the end of the second quarter of 2013. The decrease in the estimated annual effective tax rate had the effect of increasing earnings per share by approximately $0.01 in the third quarter.

Nine-month period ended September 30, 2013

Net sales in the nine-month period ended September 30, 2013 were $85.6 million, an increase of $8.8 million, or 11%, compared to $76.8 million in the same period of 2012. Net sales of converted product were $80.6 million in the 2013 period, favorable by $11.9 million, or 17%, compared to the $68.7 million of net sales in the same period last year. Net sales of parent rolls decreased to $5.0 million in the first nine months of 2013 compared with $8.1 million in the same period last year. The increase in converted product sales resulted from a 17% increase in converted product tonnage shipped, while net selling price per ton remained flat when compared to 2012. The increase in shipments was primarily due to new product sales which were primarily in the mid and premium-tier markets. The decrease in parent roll sales was primarily due to the higher converting requirements due to the increased shipments.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the nine-month period ended September 30, 2013 was $19.5 million, an increase of $3.5 million, or 22%, compared to $16.0 million in the same period in the prior year. As a percent of net sales, EBITDA was 22.7% in the 2013 period compared with 20.8% in 2012.

Gross profit for the first nine months of 2013 was $20.7 million, an increase of $3.5 million, or 21%, when compared with a gross profit of $17.1 million in the prior year period. Gross profit as a percent of net sales was 24.1% in the nine-month period of 2013 compared to 22.3% for the same period in 2012. As a percent of net sales, gross profit increased primarily due to a higher percentage of converted product sales, lower fiber prices and lower paper manufacturing costs being partially offset by external warehousing costs.

Fiber costs in the nine-month period ended September 30, 2013 were approximately $1.2 million lower than the costs incurred in the same period of 2012. Overhead costs in the paper manufacturing area in the first nine months of 2013 were approximately $1.2 million lower than the prior year costs primarily due to lower maintenance and repair costs and lower utility costs and the increased costs associated with the purchase of external parent rolls for consumption in the converting operation.

Selling, general and administrative expenses in the first nine months of 2013 totaled $6.9 million, an increase of $484,000 or 8%, compared to the same period in the prior year. The increase was primarily due to higher sales commissions due to higher converted product sales and, to a lesser extent, higher director related fees and expenses, including stock option expense, being partially offset by lower professional fees. Selling, general and administrative expenses as a percent of net sales was 8.1% in the current year period as compared to 8.4% in the prior year period.

Interest expense for the nine-month period ended September 30, 2013 totaled $280,000 compared to interest expense of $308,000 in the same period in 2012. The lower level of interest expense resulted from lower amounts outstanding under the Company’s credit facility.

Cash provided by operations for the nine-month period ended September 30, 2013 was basically flat compared to the prior year period at $11.7 million. Cash earnings were somewhat offset by increases in accounts receivable and inventories to support the increased sales. Capital expenditures for the nine-month periods were $7.6 million in 2013 and $4.3 million in 2012. The Company expects capital expenditures for the full-year 2013 to be approximately $10.6 million. The Company maintained its quarterly dividend rate of $0.35 per share in the quarter, resulting in a dividend payment of approximately $2.8 million during the quarter. For the year-to-date period, dividend payments totaled $7.9 million.

Total debt outstanding as of September 30, 2013 was $15.4 million and the total of cash and short-term investments stood at $10.1 million. As a result, Net Debt outstanding as of September 30, 2013 was $5.3 million.

Conference Call/Webcast

The Company will hold a teleconference to discuss its third quarter financial results at 10:00 a.m. (ET) on Thursday, October 24, 2013. All interested parties may participate in the teleconference by calling 877 870 4263 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The two non-GAAP financial measures used within this press release are: (1) EBITDA and (2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 11, 2013.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in northeast Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Converted Product Net Sales	$28,190	$22,781	$80,601	$68,716
Parent Roll Net Sales	1,570	2,997	5,000	8,068
Net Sales	29,760	25,778	85,601	76,784
Cost of Sales	22,620	20,388	64,938	59,657
Gross Profit	7,140	5,390	20,663	17,127
Selling, General and Administrative Expenses	2,122	2,029	6,912	6,428
Operating Income	5,018	3,361	13,751	10,699
Interest Expense	92	99	280	308
Other (Income) Expense, net	(9)	(4)	(21)	312
Income Before Income Taxes	4,935	3,266	13,492	10,079
Provision for Income Taxes	1,212	941	3,533	2,995
Net Income	$3,723	$2,325	$9,959	$7,084

Average number of shares outstanding, basic	7,964,254	7,568,604	7,813,762	7,549,348
Average number of shares outstanding, diluted	8,073,771	7,863,021	7,908,772	7,845,429

Net income per share:
Basic	$0.47	$0.31	$1.27	$0.94
Diluted	$0.47	$0.29	$1.25	$0.90

Cash dividends paid	$2,809	$1,515	$7,893	$4,533
Cash dividends per share	$0.35	$0.20	$1.00	$0.60

Operating Data:
Converted product tons shipped	13,688	11,058	38,964	33,246
Parent roll tons shipped	1,554	2,957	4,859	8,153
Total Tons Shipped	15,242	14,015	43,823	41,399
Total Paper Cost per Ton Consumed	$753	$786	$754	$762
Total Paper Cost	$11,514	$11,145	$32,725	$32,059

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$5,799	$3,847	$11,718	$11,765
Investing Activities	$(2,013)	$(1,168)	$(7,570)	$(7,318)
Financing Activities	$(1,321)	$(1,689)	$(4,852)	$(4,989)

	As of
	September 30,	December 31,
Balance Sheet Data:	2013	2012
Cash	$5,030	5,734
Accounts Receivable, net	7,901	5,406
Inventory, net	11,802	10,275
Short-Term Investments	5,033	5,027
Income Taxes Receivable	1,063	607
Other Current Assets	1,406	1,074
Property Plant and Equipment	133,143	125,579
Accumulated Depreciation	(40,082)	(34,391
Net Property Plant and Equipment	93,061	91,188
Other Long Term Assets	42	47
Total Assets	$125,338	$119,358

Accounts Payable	$3,312	$3,685
Accrued Liabilities	3,540	2,832
Total Debt	15,367	16,231
Deferred Income Taxes	19,590	19,432
Total Stockholders' Equity	83,529	77,178
Total Liabilities and Stockholders' Equity	$125,338	$119,358

Non-GAAP Measurements

	Three Months Ended September 30,		Nine Months Ended September 30,
EBITDA Reconciliation:	2013	2012	2013	2012
Net Income	$3,723	$2,325	$9,959	$7,084
Plus: Interest Expense	92	99	280	308
Plus: Income Tax Expense	1,212	941	3,533	2,995
Plus: Depreciation	1,916	1,957	5,690	5,606
Earnings Before Interest, Income Tax and Depreciation	$6,943	$5,322	$19,462	$15,993
and Amortization (EBITDA)

	As of
	September 30,	December 31,
Net Debt Reconciliation:	2013	2012
Current Portion Long Term Debt	$1,152	$1,152
Long-Term Debt	14,215	15,079
Total Debt	15,367	16,231
Less: Cash	(5,030)	(5,734)
Less: Short-Term Investments	(5,033)	(5,027)
Net Debt	$5,304	$5,470